                            Exhibit 99.1
vTv Therapeutics Announces 2024 First Quarter Financial Results and Provides Corporate Update

HIGH POINT, N.C. – May 9, 2024 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of an adjunctive therapy to insulin for the treatment of type 1 diabetes ("T1D"), today reported financial results for the first quarter ended March 31, 2024, and provided an update on recent corporate developments.

“The first quarter of 2024 saw us reach several important milestones, which we believe position vTv well for continued execution of our corporate and clinical development strategy,” said Paul Sekhri, Chief Executive Officer of vTv. “The proceeds of the private placement we announced at the end of February are expected to fully fund the first Phase 3 study of cadisegliatin in patients with T1D, for which we expect to report top line data in the first quarter of 2026. Site activation activities for this trial are well underway and we continue to expect enrollment of the first patient during the second quarter. We believe that the body of evidence generated to-date, including the data from the Phase 2 SimpliciT-1 study provides a compelling scientific rationale supporting the potential of cadisegliatin as an adjunctive therapy to insulin for the treatment of this highly prevalent disease. In parallel with the upcoming launch of this Phase 3 study, we are in the planning stages for two international registrational trials of cadisegliatin in T1D which we expect to initiate in 2026. We are also continuing our close collaboration with G42 Investments to support the launch of the planned Phase 2 trial in the Middle East evaluating cadisegliatin in 450 T2D patients currently on insulin therapy. That trial remains on-track to commence in the second half of 2024.”
Recent Company Highlights
•Significantly strengthened the Company’s balance sheet through a $51 million private placement with healthcare-focused institutional investors and the JDRF T1D Fund. The proceeds of the private placement are expected to fund the continued development of cadisegliatin through top-line data from the first Phase 3 study, which is anticipated by the first quarter of 2026.
•On March 4, 2024, the Company announced the submission to the FDA of the protocol for the first Phase 3 clinical trial of cadisegliatin in patients with T1D. The randomized, double-blind, placebo-controlled study is expected to enroll approximately 150 patients at up to 20 sites in the U.S., with the first patient expected to be enrolled in the second quarter. It will assess two doses of cadisegliatin versus placebo in patients currently being treated with multiple daily insulin injections and continuous subcutaneous insulin infusion, who use continuous glucose monitoring. The primary efficacy endpoint of the study is the incidence of Level 2 or Level 3 hypoglycemic events.
First Quarter 2024 Financial Results

•Cash Position: The Company’s cash position as of March 31, 2024, was $52.3 million compared to $9.4 million as of December 31, 2023. The increase is attributed to receipt of the proceeds from the private placement financing on February 27, 2024.

•Research & Development (R&D) Expenses: R&D expenses were $2.6 million and $3.9 million in each of the three months ended March 31, 2024, and 2023, respectively. The decrease of $1.3 million is primarily attributable to lower spending on cadisegliatin, due to decreases in i) toxicity study costs and drug manufacturing related costs, partially offset by increases in clinical trial start-up costs and ii) an increase in indirect costs and other projects.
•General & Administrative (G&A) Expenses: G&A expenses were $4.0 million and $3.5 million for each of the three months ended March 31, 2024 and 2023, respectively. The increase of $0.5 million was primarily due to increases in legal expense and higher payroll costs offset by lower other G&A costs and share-based expense.
•Other (Expense)/Income: Other expense for the three months ended March 31, 2024, was $0.4 million and was driven by losses related to the change in the fair value of the outstanding warrants to purchase shares of our stock issued to related parties. Other income for the three months ended March 31, 2023, was $1.6 million and was driven by an unrealized gain related to our investment in Reneo, losses related to the change in the fair value of the outstanding warrants to purchase shares of our stock issued to related parties and the loss from the G42 promissory note early redemption.
•Net Loss: Net loss attributable to vTv shareholders for the three months ended March 31, 2024, was $4.9 million or $1.17 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $4.5 million or $2.16 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,255	$9,446
Accounts receivable	981	102
Prepaid expenses and other current assets	571	1,044
Current deposits	65	65
Total current assets	53,872	10,657
Property and equipment, net	95	117
Operating lease right-of-use assets	216	244
Total assets	$54,183	$11,018
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$8,731	$10,242
Current portion of operating lease liabilities	173	169
Current portion of contract liabilities	17	17
Current portion of notes payable	—	191
Total current liabilities	8,921	10,619
Contract liabilities, net of current portion	18,669	18,669
Operating lease liabilities, net of current portion	125	169
Warrant liability, related party	481	110
Total liabilities	28,196	29,567
Commitments and contingencies
Redeemable noncontrolling interest	—	6,131
Stockholders’ equity (deficit):
Class A Common Stock	24	21
Class B Common Stock	6	6
Additional paid-in capital	306,887	256,335
Accumulated deficit	(286,121)	(281,042)
Total stockholders’ equity (deficit) attributable to vTv Therapeutics Inc.	20,796	(24,680)
Noncontrolling interest	5,191	—
Total stockholders’ equity (deficit)	25,987	(24,680)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity (deficit)	$54,183	$11,018

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Revenue	$1,000	$—
Operating expenses:
Research and development	2,649	3,942
General and administrative	3,978	3,485
Total operating expenses	6,627	7,427
Operating loss	(5,627)	(7,427)
Interest income	79	100
Other (expense) income, net	(371)	1,553
Loss before income taxes and noncontrolling interest	(5,919)	(5,774)
Income tax provision	100	—
Net loss before noncontrolling interest	(6,019)	(5,774)
Less: net loss attributable to noncontrolling interest	(1,154)	(1,275)
Net loss attributable to vTv Therapeutics Inc.	$(4,865)	$(4,499)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(4,865)	$(4,499)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted (*)	$(1.17)	$(2.16)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted (*)	4,141,492	2,084,973
(*) Adjusted retroactively for reverse stock split

About vTv Therapeutics
vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by cadisegliatin (TTP399), a potential oral adjunctive therapy to insulin for the treatment of type 1 diabetes. vTv and its development partners are pursuing additional indications including type 2 diabetes and other chronic conditions.
Forward-Looking Statements
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

Investors:
Lee Roth
Burns McClellan
lroth@burnsmc.com

Media:
Selina Husain / Robert Flamm, Ph.D.
Burns McClellan, Inc.
shusain@burnsmc.com / rflamm@burnsmc.com